Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Speedemissions, Inc.
1015 Tyrone Road, Suite 220
Tyrone, Georgia 30290

We hereby consent to the use of our report dated March 29, 2013 on our audit relating to the consolidated balance sheet of Speedemissions, Inc. and subsidiaries (the “Company”) as of December 31, 2012, and the related consolidated statement of operations, shareholders’ equity and cash flows for the year then ended, which is included in the Form 10-K.

/s/ Habif, Arogeti & Wynne, LLP
Habif, Arogeti & Wynne, LLP
Atlanta, Georgia
March 28, 2014